Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tableau Software, Inc. 2004 Equity Incentive Plan and Salesforce Tableau Equity Incentive Plan (formerly named the Tableau Software, Inc. 2013 Equity Incentive plan) of our reports dated March 8, 2019, with respect to the consolidated financial statements and schedule of salesforce.com, inc. and the effectiveness of internal control over financial reporting of salesforce.com, inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 30, 2019